Exhibit 99

Journal Communications Reports Fourth Quarter and Full Year 2007 Results

MILWAUKEE--(BUSINESS WIRE)--Journal Communications (NYSE:JRN) today announced results for its fourth quarter and full year ended December 30, 2007.

Note that unless otherwise indicated, all comparisons are either to the fourth quarter or the full year ended December 31, 2006. Fourth quarter and full year 2006 contained an additional week.

For the fourth quarter, revenue from continuing operations of $147.6 million decreased 15.7% compared to $175.2 million. Revenue in the 2006 fourth quarter reflects an aggregate $20.4 million from the estimated impact of the extra week ($10.4 million) as well as political and issue advertising ($10.0 million).

Earnings from continuing operations for the 2007 fourth quarter were $10.2 million compared to $20.0 million, a decrease of 48.8%. Net earnings were $9.5 million compared to net earnings of $23.4 million, a decrease of 59.5%. Basic and diluted earnings per share from continuing operations were $0.17 and $0.16, respectively, compared to $0.29 and $0.28, respectively. Basic and diluted net earnings per share were $0.15 for both compared to $0.34 and $0.33, respectively.

In the fourth quarter of 2007, the Company recorded a charge for a workforce reduction at Journal Sentinel and goodwill impairment at PrimeNet (our direct marketing company), partially offset by favorable litigation-related adjustments. The unfavorable aggregate after-tax impact of these items was $1.9 million, or $0.03 per fully-diluted share from continuing operations.

Note that in addition to the extra week in 2006, the fourth quarter of 2006 included a gain on the sale of assets, a benefit plan curtailment and a reduction in litigation-related charges. The favorable aggregate after-tax impact of these items was $3.5 million, or $0.05 per fully-diluted share.

For the full year ended December 30, 2007, revenue from continuing operations of $582.7 million decreased 7.3% compared to $628.8 million. Revenue for the full year 2006 reflects an aggregate $30.2 million generated from political and issue advertising ($16.5 million), the estimated impact of the extra week ($10.4 million) and the 2006 Winter Olympics ($3.3 million).

Earnings from continuing operations for the full year 2007 were $43.0 million compared to $53.8 million, a decrease of 20.0%. The gain from discontinued operations was $67.1 million compared to $10.6 million. Net earnings were $110.1 million compared to net earnings of $64.4 million, an increase of 71.0%. Basic and diluted earnings per share from continuing operations were $0.66 and $0.65, respectively, compared to $0.77 and $0.75, respectively. Basic and diluted net earnings per share were $1.74 and $1.65, respectively, compared to $0.93 and $0.89, respectively.

For the full year 2007, the Company recorded the fourth quarter 2007 items noted above as well as gains on the sale of assets. The unfavorable aggregate after-tax impact of these items was $0.7 million, or $0.01 per fully-diluted share.

For the full year 2006, in addition to the extra week, the Company recorded a number of unusual items. The favorable aggregate after-tax impact of these items was $1.0 million, or $0.01 per fully-diluted share.

“We faced a number of challenges in 2007 as the adverse effects of an off-cycle year for political and issue advertising, reduced spending by the domestic auto industry, the impact of a broad downturn in real estate and the shift of certain advertising to the internet negatively affected our operating results,” said Steven J. Smith, chairman and chief executive officer of Journal Communications. “Within this difficult environment we concentrated on expense control and efficiency throughout our operations while pursuing digital and new media initiatives. We also continued our strategic focus on local markets by divesting non-core assets, including the sale of Norlight Telecommunications and selected Journal Community Publishing clusters.

“At Journal Broadcast Group, developmental revenue continued to grow, increasing 17% for the year. Local spot revenue in television was up 3% excluding the 2006 extra week, political revenue and the addition of KPSE-TV in our Palm Springs market. We are also encouraged by the growth of our television ratings in Las Vegas, Tucson and Omaha.

“Journal Sentinel focused on tight cost control, underscored by a 6% workforce reduction late in 2007 and a decrease in annual expenses. Additionally, Journal Interactive revenue grew 41% during the year to $13.4 million and commercial print revenue was up 52% to $6 million.

“Interactive revenues across our business remain strong, up 61% in 2007. Also, IPC, our printing services business, had a particularly successful year, posting solid growth in operating earnings.

“We continue to emphasize growing advertising share in our excellent line-up of Journal markets. Our publications and broadcast programming remain highly relevant in each of our local markets and are increasingly digital, interactive and mobile. We are growing our non-traditional revenue streams in both publishing and broadcasting, adjusting our cost platforms and looking to deepen and expand our presence in our local markets.”

Consolidated

For the fourth quarter, revenue from continuing operations of $147.6 million decreased 15.7% compared to $175.2 million. Excluding the 2006 extra week and political and issue advertising ($0.5 million in 2007 and $10.0 million in 2006), revenue from continuing operations decreased 5.0%. Operating earnings decreased 51.1% to $18.0 million. Operating earnings margin was 12.2% compared to 21.0%. EBITDA (net earnings excluding the gain/loss from discontinued operations, net; total other expense, net; provision for income taxes; depreciation; and amortization) of $25.3 million decreased 43.7% compared to $44.9 million.

For the full year, revenue from continuing operations of $582.7 million decreased 7.3% compared to $628.8 million. Excluding the 2006 extra week, political and issue advertising ($2.1 million in 2007 and $16.5 million in 2006), the net change in litigation-related advertising credits ($0.6 million in 2007 and $4.0 million in 2006) and the 2006 Winter Olympics ($3.3 million), revenue from continuing operations decreased 3.7%. Operating earnings decreased 24.7% to $78.8 million. Operating earnings margin was 13.5% compared to 16.6%. EBITDA of $108.2 million decreased 19.1% compared to $133.7 million.

Publishing

For the fourth quarter, publishing revenue decreased 13.9% to $66.9 million. This compares to $77.8 million. Excluding the 2006 extra week ($4.9 million), publishing revenue in the fourth quarter decreased 8.1%, largely due to continued weakness in retail and classified advertising.

Operating earnings from publishing decreased 45.7% to $6.1 million, including a charge of $3.1 million related to a workforce reduction. This compares to $11.1 million in the fourth quarter of 2006. Excluding the 2006 extra week ($1.1 million) and the charge for the workforce reduction, operating earnings decreased 8.9%.

For the full year, publishing revenue decreased 6.5% to $266.1 million. This compares to $284.7 million. Excluding the 2006 extra week and the litigation-related advertising credits ($0.6 million in 2007 and $4.0 million in 2006), revenue decreased 6.4%, largely due to the year-long slump in retail and classified advertising.

Operating earnings from publishing decreased 11.3% to $30.7 million compared to $34.6 million. Excluding the extra week, litigation-related costs ($1.2 million of earnings increase in 2007 and $5.7 million earnings charge in 2006) and the charge for the workforce reduction, operating earnings decreased 17.0%.

Broadcasting

For the fourth quarter, broadcasting revenue decreased 19.2% to $56.7 million. This compares to $70.2 million. Excluding the 2006 extra week ($3.6 million) and political and issue advertising ($0.6 million in 2007 and $10.0 million in 2006), revenue decreased 0.7%. Broadcasting operating earnings of $10.3 million were down 55.2% compared to $23.1 million.

For the full year, broadcasting revenue decreased 8.6% to $218.1 million. This compares to $238.5 million. Excluding the 2006 extra week, political and issue advertising ($2.1 million in 2007 and $16.5 million in 2006) and $3.3 million generated from the 2006 Winter Olympics, revenue increased 0.4%. Broadcasting operating earnings of $41.3 million were down 37.2% compared to $65.9 million.

For the fourth quarter, revenue from television stations decreased 22.1% to $35.3 million compared to $45.4 million. Excluding the 2006 extra week ($2.4 million) and political and issue advertising ($0.4 million in 2007 and $9.1 million in 2006), revenue increased $1.0 million. Operating earnings from television stations decreased 64.8% to $4.9 million compared to $14.0 million, largely reflecting the declines in revenue.

For the full year, revenue from television stations decreased 11.2% to $134.1 million compared to $151.0 million. Excluding the 2006 extra week, political and issue advertising ($1.3 million in 2007 and $14.6 million in 2006) and 2006 Winter Olympic advertising revenue, revenue increased $2.1 million. Operating earnings from television stations decreased 47.1% to $20.5 million compared to $38.8 million.

For the fourth quarter, revenue from radio stations of $21.4 million was down 13.8% compared to $24.8 million. Excluding the 2006 extra week ($1.2 million) and political and issue advertising ($0.2 million in 2007 and $1.0 million in 2006), revenue decreased $1.4 million. Operating earnings from radio stations of $5.4 million decreased 40.6% compared to $9.1 million. Excluding the 2006 gain on the sale of KBBX-FM ($2.5 million), operating earnings decreased 18.3%.

For the full year, revenue from radio stations of $84.1 million was down 3.9% compared to $87.5 million. On a same-station basis (excluding revenue generated by KBBX-FM, which was sold in September 2006 and KOMJ-AM, which was sold in early 2007), radio revenue decreased 2.5%. Excluding the 2006 extra week and political and issue advertising ($0.9 million in 2007 and $1.9 million in 2006), revenue decreased $1.2 million. Operating earnings from radio stations of $20.8 million decreased 23.1% compared to $27.1 million. Excluding the gain on the sale of KBBX-FM, operating earnings decreased 15.3%.

Printing Services

For the fourth quarter, revenue from printing services decreased 4.6% to $17.6 million from $18.5 million. Excluding the extra week ($1.4 million), revenue increased 3.1%. Operating earnings from printing services increased 30.5% to $1.5 million compared to $1.2 million, due to production efficiencies and a change in business mix.

For the full year, revenue from printing services increased 3.6% to $69.4 million from $67.0 million, largely due to increased business from existing customers and new accounts. Excluding the extra week, revenue increased 5.8%. Operating earnings from printing services increased 128.2% to $5.9 million compared to $2.6 million.

Other

For the fourth quarter, revenue for “Other” of $6.3 million decreased 28.0% compared to revenue of $8.7 million due to softness in the mailing services part of our direct marketing business. “Other” operating earnings were $57,000. This compares to $1.4 million, which included the gain from the sale of a garage property and a benefit plan curtailment gain.

For the full year, revenue for “Other” of $29.1 million decreased 24.6% compared to revenue of $38.5 million. “Other” operating earnings were $0.8 million. This compares to $1.6 million, which included the above mentioned items.

Discontinued Operations

The operating results and gain/loss on sales of our former New England, Ohio and Louisiana community publishing and printing clusters (which were sold during the summer of 2007), Norlight Telecommunications, Inc. (which was sold in February 2007) and NorthStar Print Group (which was sold in January 2005) are classified as discontinued operations, net of tax. For the fourth quarter 2007, the loss from discontinued operations was $0.8 million compared to a gain of $3.4 million. Included within discontinued operations in fourth quarter 2007 is a reserve of $0.6 million for potential environmental charges related to NorthStar.

For the full year 2007, the gain from discontinued operations was $67.1 million. This compares to $10.6 million, which included a $1.0 million loss from a purchase price adjustment related to the January 2005 sale of NorthStar Print Group. Included within discontinued operations in 2007 is a $62.0 million gain on the sale of Norlight.

Non-Operating Items

For the fourth quarter, other expense, which primarily consists of interest expense, decreased $1.8 million to $2.3 million. For the full year, other expense decreased $6.4 million to $9.1 million. The decrease is attributable in large part to a decrease in debt outstanding, which was reduced with the proceeds from the sale of Norlight and several community newspaper and shopper clusters, partially offset by expenses related to the repurchases of the Company’s common stock during the year.

Stock Repurchase Program

During the fourth quarter 2007, the Company repurchased 2,581,100 of its class A shares. Through December 30, 2007, the Company had repurchased a total of 15,872,400 shares of its common stock, of which 12,672,400 were class A shares. Through February 8, 2008, the Company had repurchased a total of 17,324,200 shares of its common stock.

First Quarter 2008 Outlook

For the first quarter of 2008, Journal Communications currently anticipates that its publishing revenues will be down compared to the prior year, reflecting continued challenges in classified advertising, partially offset by continued strength in online, commercial printing and commercial distribution. Both radio and television revenues are expected to be down slightly.

Webcast of Conference Call

A live webcast of the fourth quarter conference call will be accessible through www.journalcommunications.com/investors beginning at 10:00 a.m. CT this morning. An archive of the webcast will be available on this site today through February 27. To access the call, dial (888) 680-0879 (domestic) or (617) 213-4856 (international) at least 10 minutes prior to the scheduled 10:00 a.m. CT start. The access code for the conference call is 71559443. Replays of the conference call will be available February 13 through February 15. To hear the replay, dial (888) 286-8010 (domestic) or (617) 801-6888 (international) at least one hour after the completion of the call. The access code for the replay is 93806606. Pre-registration for the conference call is now available on the Journal Communications’ website, www.journalcommunications.com/investors.

Forward-looking Statements

This press release contains certain forward-looking statements related to our businesses that are based on our current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Our written policy on forward-looking statements can be found on page 1 of our most recent Annual Report on Form 10-K and on page 14 of our most recent Quarterly Report on Form 10-Q, each as filed with the Securities and Exchange Commission.

About Journal Communications

Journal Communications, Inc., headquartered in Milwaukee, Wisconsin, was founded in 1882. We are a diversified media company with operations in publishing, radio and television broadcasting, interactive media and printing services. We publish the Milwaukee Journal Sentinel, which serves as the only major daily newspaper for the Milwaukee metropolitan area, and 49 community newspapers and shoppers in Wisconsin and Florida. We own and operate 35 radio stations and 11 television stations in 12 states and operate an additional television station under a local marketing agreement. Our interactive media assets include 96 online enterprises that are associated with our daily and community newspapers and television and radio stations. We also provide a wide range of commercial printing services – including printing of publications, professional journals and documentation material – and operate a direct marketing services business.

Tables Follow

Journal Communications, Inc.
Consolidated Statements of Earnings (unaudited)
(dollars in thousands, except for shares and per-share amounts)

	Fourth Quarter (A)			Four Quarters (B)
	2007	2006	% Change	2007	2006	% Change

Continuing Operations:
Revenue:
Publishing	$ 66,931	$ 77,765	(13.9)	$ 266,099	$ 284,730	(6.5)
Broadcasting	56,739	70,189	(19.2)	218,118	238,536	(8.6)
Printing services	17,647	18,504	(4.6)	69,377	66,956	3.6
Other	6,300	8,747	(28.0)	29,060	38,541	(24.6)
Total revenue	147,617	175,205	(15.7)	582,654	628,763	(7.3)

Operating costs and expenses:
Publishing	36,798	40,874	(10.0)	143,321	149,898	(4.4)
Broadcasting	25,332	27,424	(7.6)	96,924	95,745	1.2
Printing services	13,982	15,424	(9.3)	55,313	56,129	(1.5)
Other	5,428	7,309	(25.7)	24,659	32,893	(25.0)
Total operating costs and expenses	81,540	91,031	(10.4)	320,217	334,665	(4.3)

Selling and administrative expenses	48,126	47,429	1.5	183,649	189,498	(3.1)
Total operating costs and expenses and selling and administrative expenses	129,666	138,460	(6.4)	503,866	524,163	(3.9)

Operating earnings	17,951	36,745	(51.1)	78,788	104,600	(24.7)

Other income and (expense):
Interest income	10	8		36	37
Interest expense	(2,261)	(4,056)		(9,180)	(15,607)
Total other income and (expense)	(2,251)	(4,048)	(44.4)	(9,144)	(15,570)	(41.3)

Earnings from continuing operations before income taxes	15,700	32,697	(52.0)	69,644	89,030	(21.8)

Provision for income taxes	5,459	12,711	(57.1)	26,626	35,247	(24.5)

Earnings from continuing operations	10,241	19,986	(48.8)	43,018	53,783	(20.0)

Gain (loss) from discontinued operations, net of tax	(772)	3,372	N/A	67,060	10,590	533.2

Net earnings	$ 9,469	$ 23,358	(59.5)	$ 110,078	$ 64,373	71.0

Weighted average number of shares:
Basic	58,138,113	66,780,875		62,275,709	67,475,857
Diluted	62,652,022	71,281,044		66,808,796	71,984,963

Earnings per share:
Basic:
Continuing operations	$ 0.17	$ 0.29		$ 0.66	$ 0.77
Discontinued operations	(0.02)	0.05		1.08	0.16
Net earnings	$ 0.15	$ 0.34		$ 1.74	$ 0.93

Diluted:
Continuing operations	$ 0.16	$ 0.28		$ 0.65	$ 0.75
Discontinued operations	(0.01)	0.05		1.00	0.14
Net earnings	$ 0.15	$ 0.33		$ 1.65	$ 0.89

(A)	2007 fourth quarter: October 1, 2007 to December 30, 2007 (13 weeks).
2006 fourth quarter: September 25, 2006 to December 31, 2006 (14 weeks).
(B)	2007 four quarters: January 1, 2007 to December 30, 2007 (52 weeks).
2006 four quarters: December 26, 2005 to December 31, 2006 (53 weeks).

Journal Communications, Inc.
Segment Information (unaudited)
(dollars in thousands)

	Fourth Quarter (A)			Four Quarters (B)
	2007	2006	% Change	2007	2006	% Change
Revenue
Publishing	$ 66,931	$ 77,765	(13.9)	$ 266,099	$ 284,730	(6.5)
Broadcasting	56,739	70,189	(19.2)	218,118	238,536	(8.6)
Printing services	17,647	18,504	(4.6)	69,377	66,956	3.6
Other	6,300	8,747	(28.0)	29,060	38,541	(24.6)
	$ 147,617	$ 175,205	(15.7)	$ 582,654	$ 628,763	(7.3)

Operating earnings
Publishing	$ 6,050	$ 11,136	(45.7)	$ 30,661	$ 34,551	(11.3)
Broadcasting	10,334	23,090	(55.2)	41,349	65,887	(37.2)
Printing services	1,510	1,157	30.5	5,932	2,600	128.2
Other	57	1,362	(95.8)	846	1,562	(45.8)
	$ 17,951	$ 36,745	(51.1)	$ 78,788	$ 104,600	(24.7)

Depreciation and amortization
Publishing	$ 3,253	$ 3,828	(15.0)	$ 13,294	$ 13,258	0.3
Broadcasting	3,306	3,605	(8.3)	12,930	12,970	(0.3)
Printing services	547	544	0.6	2,109	1,985	6.2
Other	250	210	19.0	1,035	865	19.7
	$ 7,356	$ 8,187	(10.2)	$ 29,368	$ 29,078	1.0

(A)			2007 fourth quarter: October 1, 2007 to December 30, 2007 (13 weeks).
2006 fourth quarter: September 25, 2006 to December 31, 2006 (14 weeks).
(B)			2007 four quarters: January 1, 2007 to December 30, 2007 (52 weeks).
2006 four quarters: December 26, 2005 to December 31, 2006 (53 weeks).

Journal Communications, Inc.
Publishing Segment Information (unaudited)
(dollars in thousands)

Publishing revenue by category:

	Fourth Quarter of 2007 (A)			Fourth Quarter of 2006 (B)

		Community			Community
	Daily	Newspapers		Daily	Newspapers		% Change	% Change	% Change
	Newspaper	& Shoppers	Total	Newspaper	& Shoppers	Total	Daily	CN&S	Total

Advertising revenue:
Retail	$ 25,211	$ 7,327	$ 32,538	$ 29,227	$ 8,436	$ 37,663	(13.7)	(13.1)	(13.6)
Classified	12,112	1,266	13,378	14,758	1,653	16,411	(17.9)	(23.4)	(18.5)
National	2,461	--	2,461	3,240	--	3,240	(24.0)	N/A	(24.0)
Direct Marketing	1,475	--	1,475	1,745	--	1,745	(15.5)	N/A	(15.5)
Other	--	68	68	--	131	131	N/A	(48.1)	(48.1)
Total advertising revenue	41,259	8,661	49,920	48,970	10,220	59,190	(15.7)	(15.3)	(15.7)
Circulation revenue	12,759	262	13,021	13,780	593	14,373	(7.4)	(55.8)	(9.4)
Other revenue	3,242	748	3,990	3,283	919	4,202	(1.2)	(18.6)	(5.0)
Total revenue	$ 57,260	$ 9,671	$ 66,931	$ 66,033	$ 11,732	$ 77,765	(13.3)	(17.6)	(13.9)

	Four Quarters of 2007 (C)			Four Quarters of 2006 (D)

		Community			Community
	Daily	Newspapers		Daily	Newspapers		% Change	% Change	% Change
	Newspaper	& Shoppers	Total	Newspaper	& Shoppers	Total	Daily	CN&S	Total

Advertising revenue:
Retail	$ 90,235	$ 29,318	$ 119,553	$ 90,998	$ 34,499	$ 125,497	(0.8)	(15.0)	(4.7)
Classified	58,152	5,994	64,146	64,674	7,854	72,528	(10.1)	(23.7)	(11.6)
National	9,227	--	9,227	11,018	--	11,018	(16.3)	N/A	(16.3)
Direct Marketing	4,434	--	4,434	5,873	--	5,873	(24.5)	N/A	(24.5)
Other	--	386	386	--	657	657	N/A	(41.2)	(41.2)
Total advertising revenue	162,048	35,698	197,746	172,563	43,010	215,573	(6.1)	(17.0)	(8.3)
Circulation revenue	51,174	1,082	52,256	52,652	2,268	54,920	(2.8)	(52.3)	(4.9)
Other revenue	12,234	3,863	16,097	10,923	3,314	14,237	12.0	16.6	13.1
Total revenue	$ 225,456	$ 40,643	$ 266,099	$ 236,138	$ 48,592	$ 284,730	(4.5)	(16.4)	(6.5)

(A)							2007 fourth quarter: October 1, 2007 to December 30, 2007 (13 weeks).
(B)							2006 fourth quarter: September 25, 2006 to December 31, 2006 (14 weeks).
(C)							2007 four quarters: January 1, 2007 to December 30, 2007 (52 weeks).
(D)							2006 four quarters: December 26, 2005 to December 31, 2006 (53 weeks).

NOTE:
Publishing segment information is provided to facilitate comparison of our publishing segment results with those of other publishing companies and is not representative of the overall business of Journal Communications or its operating results.

Daily newspaper's core newspaper advertising linage by category:

	Fourth Quarter (A)
	2007	2006	% Change
Advertising linage (inches):

Full run
Retail	139,073	179,793	(22.6)
Classified	115,358	150,744	(23.5)
National	13,650	16,443	(17.0)
Total full run	268,081	346,980	(22.7)
Part run	9,558	26,481	(63.9)
Total advertising linage	277,639	373,461	(25.7)

Preprint pieces (in thousands)	256,707	293,909	(12.7)

Total pages and revenue per page of our community newspapers and shoppers:

Total pages
Community newspapers	11,164	17,238	(35.2)
Shoppers and specialty products	12,008	13,124	(8.5)
Total pages	23,172	30,362	(23.7)

Revenue per page	$ 329.45	$ 298.01	10.5

Daily newspaper's core newspaper advertising linage by category:

	Four Quarters (B)
	2007	2006	% Change
Advertising linage (inches):

Full run
Retail	591,649	670,719	(11.8)
Classified	539,443	653,601	(17.5)
National	47,451	59,049	(19.6)
Total full run	1,178,543	1,383,369	(14.8)
Part run	39,199	111,420	(64.8)
Total advertising linage	1,217,742	1,494,789	(18.5)

Preprint pieces (in thousands)	872,784	926,175	(5.8)

Total pages and revenue per page of our community newspapers and shoppers:

Full pages of advertising:
Community newspapers	47,540	70,724	(32.8)
Shoppers and specialty products	49,079	57,513	(14.7)
Total full pages of advertising	96,619	128,237	(24.7)

Revenue per page	$ 329.47	$ 298.52	10.4

(A)			2007 fourth quarter: October 1, 2007 to December 30, 2007 (13 weeks).
2006 fourth quarter: September 25, 2006 to December 31, 2006 (14 weeks).
(B)			2007 four quarters: January 1, 2007 to December 30, 2007 (52 weeks).
2006 four quarters: December 26, 2005 to December 31, 2006 (53 weeks).

NOTE: Publishing segment information is provided to facilitate comparison of our publishing segment results with those of other publishing companies and is not representative of the overall business of Journal Communications or its operating results.

All data is subject to later adjustment.

Journal Communications, Inc.
Reconciliation of consolidated net earnings to consolidated EBITDA (unaudited)
(dollars in thousands)

	Fourth Quarter (A)		Four Quarters (B)
	2007	2006	2007	2006

Net earnings	$ 9,469	$ 23,358	$ 110,078	$ 64,373
(Gain)/loss from discontinued operations, net	772	(3,372)	(67,060)	(10,590)
Provision for income taxes	5,459	12,711	26,626	35,247
Total other expense, net	2,251	4,048	9,144	15,570
Depreciation	6,843	7,626	27,407	27,080
Amortization	513	561	1,961	1,998
EBITDA	$ 25,307	$ 44,932	$ 108,156	$ 133,678

(A)		2007 fourth quarter: October 1, 2007 to December 30, 2007 (13 weeks).
2006 fourth quarter: September 25, 2006 to December 31, 2006 (14 weeks).
(B)		2007 four quarters: January 1, 2007 to December 30, 2007 (52 weeks).
2006 four quarters: December 26, 2005 to December 31, 2006 (53 weeks).

We define EBITDA as net earnings excluding gain/loss from discontinued operations, net, provision for income taxes, total other expense (which is entirely comprised of interest income and expense), depreciation and amortization. Our management uses EBITDA, among other things, to evaluate our operating performance, and to value prospective acquisitions. EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States. EBITDA should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. EBITDA, as we calculate it, may not be comparable to EBITDA reported by other companies.

Journal Communications, Inc.
Consolidated Condensed Balance Sheets
(dollars in thousands)

	December 30,
	2007	December 31,
	(unaudited)	2006
ASSETS
Current assets:
Cash and cash equivalents	$ 6,256	$ 7,923
Receivables, net	86,197	87,401
Inventories, net	7,258	6,752
Prepaid expenses	13,066	11,281
Deferred income taxes	6,821	11,017
Assets of discontinued operations	-	118,584
Total current assets	119,598	242,958
Property and equipment, net	223,800	218,103
Goodwill	232,538	231,635
Broadcast licenses	223,529	196,659
Other intangible assets, net	25,702	26,826
Prepaid pension costs	15,298	-
Other assets	16,502	39,077
Total assets	$ 856,967	$ 955,258

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 30,026	$ 31,108
Accrued compensation	16,871	18,730
Accrued employee benefits	10,390	10,456
Deferred revenue	14,936	18,505
Accrued income taxes	219	4,048
Other current liabilities	7,757	18,368
Liabilities of discontinued operations	-	20,856
Current portion of long-term liabilities	4,508	4,770
Total current liabilities	84,707	126,841
Accrued employee benefits	25,157	33,749
Long-term notes payable to banks	178,885	235,000
Deferred income taxes	67,664	62,089
Other long-term liabilities	12,992	16,687
Shareholders' equity	487,562	480,892
Total liabilities and shareholders' equity	$ 856,967	$ 955,258

CONTACT:
Journal Communications, Inc.
Sara Leuchter Wilkins
Vice President of Investor Relations and
Corporate Communications
414-224-2633
swilkins@journalcommunications.com